Exhibit 99.1

Press Release

Magnolia Oil & Gas Corporation Announces Certain Second Quarter 2018 Results for Acquired Assets and Updated Full Year 2018 Guidance

HOUSTON, August 14, 2018 – Magnolia Oil & Gas Corporation (including its subsidiaries, the “Company” “Magnolia,” “we,” “us,” or “our”) (NYSE: MGY) (NYSE: MGY WS) today announced certain financial and operating results for the second quarter of 2018 for its Karnes County and Giddings Field assets (the “Magnolia Assets”) and updated guidance for 2018. The Company completed its acquisition of the Magnolia Assets from affiliates of EnerVest, Ltd. (including its affiliates, “EnerVest”) on July 31, 2018.

Magnolia Assets – Second Quarter 2018 Highlights

•

Average combined production totaled 49.6 thousand barrels of oil equivalent per day (“MBoe/d”) for the second quarter of 2018 (61% oil, 77% liquids), an increase of 7 percent compared to first quarter of 2018.

•

Combined[1] operating revenue totaled $229.4 million for the second quarter of 2018, with oil revenues representing approximately 84 percent of the total. Total revenues increased 14 percent compared to the first quarter of 2018.

•

The average realized oil price on a combined basis was $70.50 per barrel in the second quarter of 2018, compared to an average realized price of $65.08 per barrel in the first quarter of 2018. The second quarter realized oil price represented a $2.61 per barrel premium to the NYMEX WTI price, which averaged $67.89 per barrel during the quarter.

•	Combined revenues less direct operating expenses after estimated G&A expense[2] was $178.9 million during the second quarter of 2018.

•

Total capital expenditures incurred during the second quarter of 2018, excluding leasehold and acquisition costs, were $90.8 million (51% of revenues less direct operating expenses after estimated G&A expense).

Magnolia Chairman and CEO, Steve Chazen, commented “We are pleased to have achieved an important milestone with the closing of the acquisition of the Magnolia Assets from EnerVest. Our business plan is on track and we have already made significant progress by delivering better than 50 percent pretax margins and generating moderate volume growth while spending within 60 percent of our anticipated cash flow. Our 2018 development program is ahead of plan as demonstrated by the better than expected production results during the first half of the year. We expect the business to continue to generate significant cash flow after capital, and we are on track to exceed our previously announced financial and operating objectives for the year.

Looking ahead to the third quarter, we expect to bring on line multiple wells in both Karnes and Giddings that should further highlight our strong presence in these areas. We are also evaluating a few small-to-medium size bolt-on acquisition opportunities that fit our business plan and have similar financial and operating characteristics to Magnolia’s existing assets.”

[1]

Combined financial and operating information is based on unaudited condensed combined financial statements for the Karnes County assets and unaudited statements of revenues and direct operating expenses for the Giddings Field assets.

[2]

Includes a $10.6 million estimated general and administrative (G&A) expense for each quarter, representing the previously announced estimate of quarterly G&A expense following the completion of the business combination and build out of Magnolia’s management team and overhead structure and excluding any extraordinary items.

Operational Update

As part of its 2018 development plan, a drilling rig was added in Karnes County during May of the second quarter. The Company is currently operating three drilling rigs across its acreage with two rigs in Karnes County and one rig in the Giddings Field. The Company expects to continue to utilize one completion crew through 2018. The drilling program is designed to provide flexibility to opportunistically adjust activity between Karnes County and Giddings Field and to maximize development and completion efficiencies. The Company expects to add a second rig in the Giddings Field in 2019 to further appraise the opportunities within its sizable acreage position.

The Karnes County assets produced an average of 39.6 MBoe/d in the second quarter of 2018, representing a production increase of 9 percent over the first quarter of 2018, while production from the Giddings Field assets averaged 10.0 MBoe/d. The completion crew recently shifted from Karnes to Giddings and we expect production from these completed wells to be reflected in results for the second half of 2018.

Updated Guidance

We are increasing our production guidance for 2018 based on a combination of better than expected first half results due to continued strong well performance and an updated forecast for the second half of 2018. We now expect our full year 2018 production to average approximately 50 MBoe/d compared to our previous outlook of 45.6 MBoe/d. We anticipate that the number of net wells drilled will increase compared to our previous outlook resulting from an increase in non-operated activity and an increase in efficiency in our Karnes drilling program. We expect the production related to this activity to be evident later this year and into 2019. While actual capital expenditure levels will depend on third-party spending, we continue to expect that our total capital will be in the range of 50 to 55 percent of our full year 2018 EBITDA, and in line with our earlier guidance. Every $1 per barrel change in oil price impacts our operating cash flows by approximately $11 million on an annualized basis. The table below summarizes the revised guidance for calendar year 2018 and provides a comparison to the previously disclosed guidance for the year. On July 31, 2018 and at the close of the transaction, Magnolia had approximately $400 million of debt from the senior notes offering, approximately $100 million of cash on the balance sheet, and an undrawn revolving credit facility of $550 million resulting in approximately $650 million of total liquidity. Magnolia’s senior management is scheduled to participate in the Barclays Energy Conference on September 5th in New York.

	Prior Guidance[3]	Actual	Revised Guidance
	Full year 2018E	1H 2018	Full year 2018E
Net Daily Production (MBoe/d)	45.6	48.0	50.0

Shares Outstanding

Below is a table showing our equity capitalization after giving effect to the closing of the EnerVest business combination and all related financings.

Number of Shares
(in millions)
Public Stockholders and External PIPE Investors	98.0
EnerVest Class A and Class B Common Stock	115.7
Sponsor and Directors	18.8

Total Shares Outstanding at 7/31	232.5
Earnout Shares[4]	4.5
Warrants[5]	2.5

Estimated fully diluted shares outstanding for 3Q18	239.5

[3]	Initial guidance provided March 20, 2018.
[4]

Includes 4.5 million shares of common stock that we expect to issue to EnerVest in the third quarter of 2018 in connection with the satisfaction of the first earnout threshold pursuant to the Karnes County Contribution Agreement, based on achieving a stock price of greater than or equal to $12.50 for at least 10 out of any 20 consecutive trading day period prior to December 31, 2020.

[5]

The 31,666,666 outstanding warrants are exercisable for one share of Class A Common Stock at a strike price of $11.50 per share. This table assumes all warrants are exercised and that we use all proceeds from such exercise to purchase public shares of Class A Common Stock utilizing the treasury stock method at a purchase price of $12.50 per share, which was the closing price on August 13, 2018.

About Magnolia

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with South Texas operations in the core of the Eagle Ford. Magnolia will focus on generating value for shareholders through steady production growth and free cash flow. For more information, visit www.magnoliaoilgas.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the outcome of any legal proceedings that may be instituted against Magnolia; (ii) Magnolia’s ability to realize the anticipated benefits of its business combination, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iii) changes in applicable laws or regulations; and (iv) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Definitive Proxy Statement that Magnolia filed on July 2, 2018. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contact for Magnolia Oil and Gas Corporation

Mike Gehrig

(713) 627-2223

media@mgyoil.com

Magnolia Oil & Gas

Selected Operating Results

	Three Months Ended March 31, 2018			Three Months Ended June 30, 2018			Six Months Ended June 30, 2018
	Karnes Assets	Giddings Assets	Combined Magnolia Assets	Karnes Assets	Giddings Assets	Combined Magnolia Assets	Combined Magnolia Assets
Net Production:
Oil (MBbls)	2,362	263	2,625	2,496	236	2,732	5,357
Natural Gas (MMcf)	2,888	2,497	5,385	3,554	2,591	6,145	11,530
NGL (MBbls)	420	238	658	517	242	759	1,417

Total Oil Equivalent (MBoe)	3,263	917	4,180	3,605	910	4,515	8,696

Average Daily Net Production Volumes:
Oil (Bbls/d)	26,244	2,922	29,166	27,428	2,593	30,022	29,597
Natural Gas (Mcf/d)	32,089	27,744	59,833	39,055	28,473	67,527	63,702
NGL (Bbls/d)	4,667	2,644	7,311	5,681	2,659	8,341	7,829

Total Oil Equivalent (Boe/d)	36,256	10,188	46,450	39,615	10,000	49,615	48,044

	Three Months Ended March 31, 2018	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
	Combined Magnolia Assets	Combined Magnolia Assets	Combined Magnolia Assets
Operating Revenue ($ in thousands):
Oil Sales	170,829	192,609	363,438
Natural Gas Sales	15,327	16,772	32,099
NGL Sales	15,823	20,017	35,840

Total Operating Revenue	201,979	229,398	431,377

Average Sales Prices ($ / Unit):
Oil (per Bbl)	65.08	70.50	67.84
Natural Gas (per Mcf)	2.85	2.73	2.78
NGL (per Bbl)	24.05	26.37	25.29

Total (per Boe)	48.32	50.81	49.61

Index oil price ($/Bbl)	62.87	67.89	65.44
Index gas price ($/Mmcf)	2.80	2.84	2.82

Realization to Index Prices:
Oil (per Bbl)	104%	104%	104%
Natural Gas (per Mcf)	102%	96%	99%

Operating Expenses ($ in thousands):
Lease Operating Expenses	16,726	19,478	36,204
Severance and Ad Valorem Taxes	10,574	14,230	24,804
Gathering, Transportation & Marketing	4,737	6,174	10,911

Total Operating Expenses	32,037	39,882	71,919

Expenses per Boe ($ / Boe):
Lease Operating Expenses	4.00	4.31	4.16
Severance and Ad Valorem Taxes	2.53	3.15	2.85
Marketing, Gathering & Transportation	1.13	1.37	1.25

Total Operating Expenses per Boe	7.66	8.83	8.26

Capital Expenditures ($ in thousands):
Leasehold Acquisition	1,414	802	2,216
Drilling, Completion and Facilities	82,249	90,830	173,079

	Three Months Ended March 31, 2018	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
($ in thousands)
Combined Operating Revenue	201,979	229,398	431,377
Combined Direct Operating Expense	32,037	39,882	71,919
Estimated General and Administrative Expense[6]	10,600	10,600	21,200

Combined Revenues less Direct Operating Expenses after estimated General and Administrative Expense	159,342	178,916	338,258

[6]

10.6 million estimated general and administrative (G&A) expense represents the previously announced estimate of quarterly G&A expense following the completion of the business combination and build out of Magnolia’s management team and overhead structure and excludes any extraordinary items.